Exhibit 10.1
[MNK Letterhead]

[DATE]

[Employee Name]
[Employee Address]

RE: 2020/2021 Retention Bonus

Dear _____:

To incentivize you to remain with and committed to Mallinckrodt plc (the “Company” or “we”) and its subsidiaries (collectively “Mallinckrodt”) we are offering you a 2020/2021 Retention Bonus of $[ ● ] (the “2020/2021 Retention Bonus”) upon the terms set forth in this letter agreement (the “Agreement”). In order to be eligible for the 2020/2021 Retention Bonus you must sign and return this letter agreement to me by September 1, 2020 acknowledging your agreement to the terms specified in this letter agreement. Please refer to Appendix A for certain definitions applicable to terms used in this Agreement.

If you accept this offer, then on September 3, 2020 we will advance and pre-pay to you the full amount of the 2020/2021 Retention Bonus (less required and elected withholdings), subject to your agreement to repay the Net After-Tax Value (as defined below) of the 2020/2021 Retention Bonus to the Company if it is not earned on the terms and conditions set forth below.

You will earn the 2020/2021 Retention Bonus and will not have to repay it if (i) you are employed by a Mallinckrodt entity on May 15, 2022 or, if applicable, an Emergence Event, if earlier (such date, the “Vesting Date”). You will also earn the 2020/2021 Retention Bonus in full if your employment is terminated in a Qualifying Termination prior to the Vesting Date and you (or your estate in case of death) sign and do not revoke the Company’s standard general release of claims within 45 days of your termination. If you retire or resign or you are terminated for Cause prior to the Vesting Date, then you will not earn the 2020/2021 Retention Bonus and you will be required to repay the Net After-Tax Value of the 2020/2021 Retention Bonus to the Company, as provided below. If your employment is terminated in a Qualifying Termination prior to the Vesting Date and you (or your estate) fail to return the required release within 45 days of your termination or revoke the release, then you also will not have earned the 2020/2021 Retention Bonus and will be required to repay it.

If you are required to repay the 2020/2021 Retention Bonus under this Agreement, then the amount of repayment will equal the Retention Bonus less the product of the Retention Bonus and the highest effective marginal combined federal, state and local income tax rate for the year in which the repayment event occurs applicable to individual taxpayers residing in the your city and state (the “Net After-Tax Value”). You agree to repay the Net After-Tax Value promptly, but in no event more than thirty (30) days following your termination. Mallinckrodt may offset and reduce any other compensation owed you, such as unpaid wages, unreimbursed business expenses and deferred compensation payments, by the amount of the Net After-Tax Value you are required to repay. However, no compensation will be reduced if doing so would violate applicable law, or would result in penalty taxes under Section 409A of the Internal Revenue Code. We reserve all other rights and remedies available to recoup the Net After-Tax Value of the 2020/2021 Retention Bonus advanced under this Agreement, including the right to file a legal claim in court.

Except as may otherwise be required by law, you agree not to disclose-the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial or legal advisor who agrees to be bound not to make any such disclosure.

This Agreement does not confer upon you any right to continue in the employment of Mallinckrodt for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

This Agreement will in all respects be governed by and construed in accordance with, the laws of the State of New Jersey, without reference to conflicts of law principles thereunder. Any litigation arising out of this Agreement shall be brought exclusively in the federal or state courts of New Jersey, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.

Note that the 2020/2021 Retention Bonus is in addition to the Retention Bonus awarded to you pursuant to that certain Retention Bonus Letter by and between you and the Company, dated as of [ ● ], 2019, (the “2019 Retention Bonus Letter”). For the avoidance of doubt, nothing in this Agreement supersedes the 2019 Retention Bonus Letter, which remains in full force and effect.

Please indicate your acceptance of the provisions of this letter agreement by signing the enclosed copy of this letter agreement and returning it to my attention by September 1, 2020.

Very truly yours,

Agreed and Accepted.
_____________________

_____________________

Date

Appendix A – Agreement Definitions

For purposes of this Agreement:

“Cause” means: (i) your substantial failure or refusal to perform the duties and responsibilities of your job at a satisfactory level, other than due to your disability; (ii) material violation of any fiduciary duty or duty of loyalty you owe to any Mallinckrodt entity; (iii) conviction of a misdemeanor (other than a traffic offense) or felony; (iv) fraud, embezzlement or theft; (v) violation of a material Mallinckrodt rule or policy; (vi) unauthorized disclosure of any trade secret or confidential information of any Mallinckrodt entity; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on any Mallinckrodt entity or its employees. The Human Resources and Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause and such determination will be final and binding on you and the Company.

“Disability” means your total and permanent incapacity from engaging in any employment for Mallinckrodt for physical or mental reasons and you are eligible for disability benefits under Mallinckrodt’s long-term disability plan or under Social Security, as then in effect.

“Emergence Event” should the Company file for protection under Chapter 11 of the U.S. Bankruptcy Code, then (i) the effective date of the Company’s plan of reorganization or liquidation, or (ii) the date on which such Chapter 11 case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

“Qualifying Termination” means termination of your employment for any of the following reasons (i) by Mallinckrodt without Cause, or (ii) by reason of Disability or death.
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